UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2025
Federal National Mortgage Association
(Exact name of registrant as specified in its charter)
 Fannie Mae

Federally chartered corporation	0-50231	52-0883107	1100 15th Street, NW			800	232-6643
			Washington,	DC	20005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)	(Address of principal executive offices, including zip code)			(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 22, 2025, Fannie Mae announced the following executive leadership changes, which occurred and were effective as of that date:
•Priscilla Almodovar will no longer serve as the company’s President and Chief Executive Officer, nor as a member of the company’s Board of Directors.
In connection with her departure, Ms. Almodovar has entered into an agreement and general release with Fannie Mae that provides for her to receive: (1) $1,200,000 (two years of her annual base salary); (2) twelve months of subsidized medical and dental coverage; and (3) six months of outplacement services. The agreement also provides that she releases certain claims against Fannie Mae, its subsidiaries, the conservator, and other specified parties as set forth in the agreement.
•Peter Akwaboah has been appointed to serve as the company’s Acting Chief Executive Officer, in addition to his current role as Fannie Mae’s Chief Operating Officer, subject to approval by U.S. Federal Housing FHFA (“FHFA”).
Mr. Akwaboah, 56, has served as Executive Vice President—COO since May 2024. In this capacity, he oversees a portfolio of enterprise shared services, including the Chief Information Office, Enterprise Security and Resilience, Operations, and Workplace functions, and Human Resources. These functions are core to fostering operational excellence, advancing innovation, and ensuring alignment with our long-term strategic objectives. Mr. Akwaboah has nearly 30 years of leadership experience in financial services, transforming operations and technology on a global scale. Before joining Fannie Mae, he served as Managing Director at Morgan Stanley from 2015 to May 2024, where he ultimately served as COO of Technology and Head of Innovation and helped shape the firm’s technology strategy. Additionally, from 2017 to 2020, he led Morgan Stanley’s Global Shared Services and Banking Operations. Mr. Akwaboah also contributed to industry advancements as a member of the Federal Reserve Bank’s Payments Risk Committee and as a director on the Board of the Morgan Stanley Foundation. Prior to his tenure at Morgan Stanley, Mr. Akwaboah spent more than a decade at the Royal Bank of Scotland, where he served as Asia Pacific COO. Earlier in his career, he held leadership roles in operations, technology, and strategic consulting at Deutsche Bank, KPMG and IBM, where he led cross-functional initiatives and enterprise-level transformation. Mr. Akwaboah serves on the Boards of the Foundation of Orthopedics and Complex Spine and the Museum of American Finance.
•John Roscoe and Brandon Hamara have been appointed to serve as the company’s Co-Presidents, subject to approval by FHFA. Mr. Hamara will continue to serve as a member of the company’s Board of Directors.
Mr. Roscoe, 41, has served as Executive Vice President, Operations and Public Relations since April 2025. In this capacity, Mr. Roscoe oversees our communications, regulatory affairs, and leads key initiatives focused on core business growth. Mr. Roscoe is a strategic leader who has extensive experience advising and running organizations in the private sector and federal government, with deep expertise in the housing finance arena. Mr. Roscoe served as Principal and Chief Executive Officer of North Star Navigators from 2021 to March 2025, where he advised senior executives on commercial strategy and regulatory policy. He served as Chief of Staff at U.S. Federal Housing (FHFA), from 2019 to 2021, where he oversaw operations and managed high-level initiatives and engagement with mortgage market companies, industry stakeholders, and federal agencies. Mr. Roscoe served at The White House as Special Assistant to the President from 2017 to 2019, leading the executive search and selection process for top financial, housing, and regulatory appointments. Before serving in the Trump Administration, Mr. Roscoe built winning branding campaigns for Fortune 500 companies.
Mr. Hamara, 38, has served as a member of Fannie Mae’s Board of Directors and as Fannie Mae’s Senior Vice President and Head of Operations for Single-Family and Multifamily since October 2025. Prior to joining Fannie Mae, Mr. Hamara worked at Tri Pointe Homes, from 2017 to 2025, most recently as vice president. Prior to that, Mr. Hamara worked for two other national publicly traded homebuilders. Mr. Hamara has served as lead adjunct professor at Santa Barbara City College in the Real Estate department since 2016 where he teaches real estate and finance. Mr. Hamara served as a member of the Board of Directors of Freddie Mac (formally, the Federal Home Loan Mortgage Corporation), from March 2025 to October 2025.
As of the date of this filing, we have not yet determined whether there are any transactions or relationships involving Mr. Roscoe or Mr. Hamara that are required to be disclosed by Item 404(a) of Regulation S-K. We will provide in an amendment to this Form 8-K any required information about transactions or relationships when they have been determined.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Thomas L. Klein
Thomas L. Klein
Enterprise Deputy General Counsel—Vice President
Date: October 24, 2025
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